EXHIBIT 99.1

Fastenal Company Announces Cash Dividend

WINONA, Minn., Nov. 18, 2010 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported its Board of Directors declared a special one-time dividend of $0.42 per share to be paid in cash on December 6, 2010 to shareholders of record at the close of business on November 24, 2010. The Company expects to resume its historical practice of paying a semi-annual cash dividend in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors.

Dividend and stock repurchase activity in the last ten years are as follows:

Dividends per share
Year		Dividends paid	Total dividends paid (000's)	Regular dividend	Total dividend paid	Total value of repurchased shares (000's)	Per share price of repurchased shares

2010	(1)	Three	$ 182,814	$ 0.82	$ 1.24	$ --	$ --
2009		Two	$ 106,943	$ 0.72	$ 0.72	$ 41,104	$ 37.37
2008	(2)	Three	$ 117,474	$ 0.52	$ 0.79	$ 25,958	$ 43.99
2007		Two	$ 66,216	$ 0.44	$ 0.44	$ 87,312	$ 41.86
2006		Two	$ 60,548	$ 0.40	$ 0.40	$ 17,294	$ 36.49
2005		Two	$ 46,935	$ 0.31	$ 0.31	$ 18,739	$ 26.75
2004		Two	$ 30,350	$ 0.20	$ 0.20	$ --	$ --
2003		Two	$ 15,935	$ 0.105	$ 0.105	$ --	$ --
2002		One	$ 3,794	$ 0.025	$ 0.025	$ --	$ --
2001		One	$ 3,415	$ 0.0225	$ 0.0225	$ --	$ --

(1)  Note: The 2010 dividend paid amounts include the impact from this dividend announcement. The total dividend paid amount in 2010 has been estimated using the number of shares outstanding on October 19, 2010. The 2010 shares repurchased information is as of October 19, 2010.

(2)  The 2008 Dividend includes two regular payments totaling $0.52 per share and a supplemental dividend paid in December of $0.27 per share.

All information reflects the 2-for-1 stock splits effected in the form of a stock dividend in each of 2002 and 2005.

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; and metals, alloys and materials.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a comparable semi-annual cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors. For example, a change in business needs including working capital and funding for acquisitions, or a change in tax law relating to dividends, could cause the Company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the Company's 2009 annual report on Form 10-K under the section captioned "Risk Factors" and the Company's 2009 annual and 2010 quarterly reports under the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations".

FAST-D

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